EXHIBIT 99.1

INVESTOR CONTACT
Scott Wylie
Vice President – Investor Relations
Altera Corporation
(408) 544-6996
swylie@altera.com

MEDIA CONTACT
Anna del Rosario
Director – Public Relations
Altera Corporation
(408) 544-6866
anna.delrosario@altera.com

ALTERA REPORTS FIRST QUARTER RESULTS
SALES INCREASE 8% SEQUENTIALLY
EARNINGS EXCEED EXPECTATIONS

San Jose, Calif., April 28, 2003—Altera Corporation (Nasdaq: ALTR) today announced first quarter sales of $195.1 million, up 8% from the fourth quarter of 2002, ahead of the company’s previous expectations of 4% sequential growth. Sales of the company’s new products grew 11% sequentially.

First quarter net income was $30.1 million, $0.08 per diluted share, and compares to fourth quarter net income of $27.1 million, $0.07 per diluted share. The First Call consensus estimate for the current quarter was $0.07 per diluted share. First quarter gross profit margin was 67.1% of sales and included a $9.1 million pretax benefit resulting from the sale of inventory previously written down in 2001.

Altera repurchased 1.9 million shares of its common stock during the quarter at a cost of $21.7 million and ended the quarter with $985.4 million in cash and short-term investments.

“For the seventh quarter in a row, new product sales increased, demonstrating our competitive momentum and ability to penetrate new applications across a broad spectrum of markets,” said John Daane, president and CEO. “Customer design opportunities and design wins continue to be strong as more and more system engineers turn to programmable technology with its lower development costs and increased flexibility.”

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Altera continued to advance its leadership position in system-on-a-programmable-chip (SOPC) solutions.

•	Seven members of the Stratix™ FPGA family are now qualified and shipping. The Stratix production rollout was accomplished in record time and on or ahead of schedule — proving to customers that they can rely on Altera to deliver leading-edge technology on time and in quantity. Altera’s Stratix devices provide an attractive alternative to traditional ASIC-based solutions with their high up-front cost and limited flexibility. Stratix devices are penetrating all the markets Altera serves and are now designed into a broad range of applications ranging from wireless base stations to broadcast equipment, high-end routers and consumer electronics.

•	All initial members of the Cyclone™ device family, which began shipping in December, are available as fully qualified devices and now have been delivered to more than 500 customers worldwide. The Cyclone family is the industry’s first FPGA to be developed from the ground up to address the needs of the high volume/cost sensitive PLD customer. The price and performance offered by these devices opens up many new market opportunities previously beyond the reach of programmable logic. Cyclone customers often have shorter design cycles and some of these customers already are purchasing Cyclone devices in volume to support their production needs.

•	The first Stratix GX devices, which feature an integrated 3.125Gbps transceiver and a high-performance Stratix core, began shipping to customers this quarter. Initial design wins confirm the competitive strength of this second generation transceiver product. The Stratix GX family builds on the knowledge gained from the Mercury™ family, the industry’s first embedded transceiver device, and offers a combination of features, core logic and low power that is unique in the industry. Stratix devices target data intensive, high-speed backplane and chip-to-chip applications in mass storage systems, high-end broadcast and electronic communications markets.

•	All of Altera’s advanced FPGA families — Stratix, Stratix GX, and Cyclone, are manufactured utilizing a 0.13-micron process, establishing Altera as the leading supplier of PLDs at this leading-edge process node. Altera’s customers may choose among 13 production qualified 0.13-micron-based devices to support their applications. Altera’s distribution network is now stocking these devices in a combination of package offerings creating 35 distinct product types, giving Altera customers unrivaled access to the benefits of advanced 0.13-micron PLD technology.

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Conference Call and Quarterly Update:

A conference call will be held today at 1:45 p.m. Pacific Time to discuss the quarter’s results and management’s outlook for the second quarter. The webcast and subsequent replay will be available in the investor relations section of the company’s web site at http://www.altera.com. A telephonic replay of the call may be accessed later in the day by calling (719) 457-0820 and referencing confirmation code 258712. The telephonic replay will be available for two weeks following the live call.

Altera’s second quarter business update will be made available on June 3 after the market close and will be posted on the company’s web site. Those who do not have access to the Internet may contact Altera’s investor relations department directly at (408) 544-7707.

Forward-Looking Statements

Statements in this press release that are not historical are “forward-looking statements,” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will”, “expects”, or words that imply or predict a future state. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty which can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, the risk that future performance is dependent on the design performance of software and other tools, customer business environment, Altera’s ability to meet product introduction schedules, market acceptance of the company’s products, the rate of growth of the company’s new products and in particular the Stratix, Stratix GX and Cyclone device families, as well as changing economic conditions, and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission from time to time. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera Corporation (Nasdaq: ALTR) is the world’s pioneer of system-on-a-programmable-chip (SOPC) solutions. Combining programmable logic technology with software tools, intellectual property, and technical services, Altera provides high-value programmable solutions to approximately 14,000 customers worldwide. More information is available at http://www.altera.com.

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Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries.

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ALTERA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	THREE MONTHS ENDED

	Mar. 31	Mar. 31	Dec. 31
	2003 (a)	2002	2002 (a)

Net sales	$195,076	$171,957	$180,647
Costs and expenses:
Cost of sales	64,258	68,583	59,130
Research and development	50,188	41,185	49,294
Selling, general, and administrative	44,203	43,540	41,515

Total costs and expenses	158,649	153,308	149,939

Income from operations	36,427	18,649	30,708
Interest and other income, net	4,836	7,047	5,944

Income before income taxes	41,263	25,696	36,652
Provision for income taxes	(11,141)	(6,681)	(9,529)

Net income	$30,122	$19,015	$27,123

Income per share:
Basic	$0.08	$0.05	$0.07

Diluted	$0.08	$0.05	$0.07

Shares used in computation:
Basic	382,637	385,586	382,176

Diluted	388,253	396,917	387,595

Tax rate	27.0%	26.0%	26.0%
% of Sales:
Gross margin	67.1%	60.1%	67.3%
Research and development	25.7%	24.0%	27.3%
Selling, general, and administrative	22.7%	25.3%	23.0%
Income from operations	18.7%	10.8%	17.0%
Net income	15.4%	11.1%	15.0%

(a)	Statements of operations for the three month periods ended March 31, 2003 and December 31, 2002 included benefits of $9.1 million and $11.2 million, respectively, resulting from the sale of inventory previously written down in 2001. Such benefits had a favorable gross margin impact of 4.7% and 6.2%, respectively.

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ALTERA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	Mar. 31	Dec. 31
	2003	2002

Assets
Current assets:
Cash and short-term investments	$985,373	$942,659
Accounts receivable, net	88,136	57,111
Inventories	30,352	39,089
Other current assets	126,988	137,317

Total current assets	1,230,849	1,176,176
Property and equipment, net	178,176	183,999
Investments and other assets	10,844	11,562

	$1,419,869	$1,371,737

Liabilities and Stockholders’ Equity
Accounts payable and current liabilities	$86,161	$96,194
Deferred income on sales to distributors	183,084	144,307

Total current liabilities	269,245	240,501
Stockholders’ equity	1,150,624	1,131,236

	$1,419,869	$1,371,737

Key Ratios & Information
Current Assets/Current Liabilities	5:1	5:1
Liabilities/Equity	1:4	1:5
Annualized Return on Equity	11%	8%
Quarterly Depreciation Expense, Net	9,192	10,321
Quarterly Capital Expenditures	3,369	3,258
Annualized Sales per Employee	411	375
Number of Employees	1,917	1,882
Inventory MSOH (b): Altera	1.4	2.0
Inventory MSOH (b): Distribution	1.5	1.6
Days Sales Outstanding	44	29

(b)	MSOH: Months Supply On Hand

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ALTERA CORPORATION
REVENUE SUMMARY

				Q-Q	Y-Y
	Q1'03	Q4'02	Q1'02	Growth	Growth

Geography
North America	34%	34%	44%	7%	-13%

Europe	25%	24%	25%	17%	15%
Japan	25%	25%	19%	5%	45%
Asia Pacific	16%	17%	12%	2%	58%

International	66%	66%	56%	9%	35%

Total	100%	100%	100%	8%	13%

Product Category
New	34%	33%	20%	11%	93%
Mainstream	36%	35%	43%	10%	-5%
Mature & Other	30%	32%	37%	3%	-8%

Total	100%	100%	100%	8%	13%

Market Segment
Communications	44%	45%	49%	6%	3%
Industrial & Automotive	29%	27%	25%	16%	31%
Computer & Storage	11%	13%	15%	-4%	-14%
Consumer	16%	15%	11%	11%	56%

Total	100%	100%	100%	8%	13%

Product Category Description

Category	Products
New	ACEX 1K, APEX 20KC, APEX 20KE, APEX II, MAX 7000B, Cyclone, Excalibur, HardCopy, Mercury, Stratix, and Stratix GX families
Mainstream	APEX 20K, FLEX 6000, FLEX 10KA, FLEX 10KE, MAX 3000A, and MAX 7000A families
Mature & Other	Classic, FLEX 8000, FLEX 10K, MAX 7000, MAX 7000S, and MAX 9000 families, MPLD, configuration and other devices, tools, and intellectual property

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